SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2000


                                    FCNB Corp
             (Exact name of registrant as specified in its charter)

        MARYLAND                                              52-1479635
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                           Identification No.)

  7200 FCNB Court, Frederick, Maryland                          21703
(Address of principal executive offices)                      (Zip Code)


        Registrant's telephone number, including area code: (301)662-2191



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Item 5. Other Items.

         On July 26, 2000, FCNB Corp (the "Company") and BB&T Corporation ("BB&T") entered into an Agreement and Plan of Reorganization ("Merger Agreement"). Pursuant to the Merger Agreement, the Company will merge into BB&T with BB&T as the surviving corporation ("Merger"). At the effective time of the Merger, each share of the Company's issued and outstanding common stock will be converted into 0.725 shares of BB&T's common stock (or cash in lieu of fractional shares). The Merger, which was approved by the boards of directors of both companies, is subject to normal regulatory approvals and the approval of the shareholders of the Company.

          Simultaneously with the execution of the Merger Agreement, the Company also entered into a Stock Option Agreement with BB&T. Under the Stock Option Agreement, the Company granted BB&T an irrevocable option to purchase up to 2,370,000 shares, subject to certain adjustments, of the Company's common stock at a price per share of $15.00, exercisable under certain circumstances.

         The merger is valued at approximately $226.5 million, or $18.13 per share based on closing stock prices as of July 26, 2000, the date prior to announcement of the agreement. BB&T Corporation has $55.2 billion in assets, operates 831 banking offices in the Carolinas, Virginia, Maryland, Georgia, West Virginia, Kentucky and Washington.

         It is currently expected that the Merger will be consummated in January 2001. It is anticipated that the Company will continue to pay normal quarterly dividends pending consummation of the Merger. Thereafter, regular quarterly dividends will be paid by BB&T.

         Attached and  incorporated  herein by  reference  in their  entirety as
Exhibit 99.1 are copies of the press release of the Registrant in connection with the Merger.

         FCNB with $1.6 billion in assets, operates 34 full-service offices in Frederick, Carroll, Montgomery, Baltimore, Howard, Anne Arundel, and Prince George's Counties of Maryland, Washington, DC, and Fairfax County, Virginia. FCNB Bank is a member FDIC and an Equal Housing Lender.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
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(a) Exhibits:

Exhibit No.                         Description

99.1                       Press Release, dated July 27, 2000.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FCNB CORP

                                                By:/s/ A.Patrick Linton
                                                  ------------------------------
                                                   A.Patrick Linton, President

Dated: July 28, 2000